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                                                                   EXHIBIT 10.17

                        CONTRACT FOR MOTOR TRANSPORTATION

         This Contract for Motor Transportation (this "Agreement") is made as of January 2, 2004 (the "Effective Date") by and between Allied Automotive Group, Inc., with its principal location at 160 Clairemont Avenue, Decatur, Georgia 30030 ("Service Provider"), and General Motors Corporation, a Delaware corporation, with a principal location at 100 Renaissance Center, Detroit, Michigan 48265 ("GM").

         A. This Agreement sets forth the terms pursuant to which Service Provider shall provide Transportation Service (as defined in Section 1.00 below) to GM.

         B. GM requires Service Provider's efficient, prompt and high-quality delivery of finished vehicles to, from or between its various dealers, and other origins and destinations that GM may, from time to time, designate to Service Provider.

         C. Service Provider is prepared to provide Transportation Service for GM as contemplated in this Agreement.

         Now, therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

         1.       TRANSPORTATION SERVICE.

                  During the Term (as defined in Section 16.00), Service Provider shall furnish to GM those delivery and transportation services, including, but not necessarily limited to, plant releasing, loading motor vehicles onto rail cars and vehicle haul-away, that Service Provider provides to GM in the United States and Canada as of the Effective Date (collectively, "Transportation Service").

         2.       VEHICLES; DRIVERS, ETC.

                  Service Provider shall be responsible for all facilities, properly licensed drivers and other personnel and equipment necessary to perform Transportation Service in a safe and efficient manner. Service Provider, including Service Provider's affiliated companies, if applicable, shall also provide, operate and maintain, in good working condition, the motor vehicles, trailers and related equipment necessary for the performance of Transportation Service. Service Provider shall also ensure, to GM's reasonable satisfaction, that contracted third party carriers operate and maintain, in good working condition, the motor vehicles, trailers and related equipment necessary for the performance of Transportation Service pursuant to this Agreement.

         3.       CONTROL OF TRANSPORTATION SERVICE.

                  Service Provider shall have sole and exclusive control over the manner in which Service Provider and its employees, agents and subcontractors (collectively, "Service Provider Employees") perform Transportation Service. Service Provider shall employ those Service Provider Employees it deems necessary in connection therewith. Notwithstanding anything

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                  herein to the contrary, Service Provider Employees shall be considered employees or subcontractors of Service Provider only and shall be subject to employment, discharge, discipline and control, solely and exclusively by Service Provider. While on GM property, Service Provider Employees must follow applicable GM rules provided and/or communicated to Service Provider and/or Service Provider Employees by GM, including GM's plant security and dock personnel. GM reserves the right, in its sole discretion, to instruct Service Provider to remove any Service Provider Employee from Transportation Service at GM locations.

         4.       QUALITY SERVICE REQUIREMENTS.

                  During the Term, Service Provider shall:

         A. Follow GM's Vehicle Logistics Common Quality Processes (collectively, the "Common Process") including GM's:

                  (i)      Damage Elimination Teams

                  (ii)     Transportation Acceptance Process ("TAP")

                  (iii)    Transportation Self-Audit Process

                  (iv)     Early production Shipping Verification Process

                  (v)      Key Handling Process

                  (vi) Vehicle Logistics Problem Reporting/Resolution ("PRR") Process (available on "gmsupplypower.com")

         B.       Process transportation claims through the Common Process.

         C. Follow the Common Process when filing supplemental inspections.

         D. Achieve an annual damage frequency of [XXXXXXX] or less for shuttle moves and an annual damage frequency of [XXXXXXX] or less for non-shuttle moves for calendar year 2003. During the remainder of the Term, the damage frequency shall be reduced by [XXXXXXX] per calendar year, respectively. GM, in its sole discretion, may impose a penalty equal to [XXXXXXXXXX] of the total annual invoiced amount for failure to achieve the annual target. GM shall compile the assessment for this penalty annually in August. Service Provider shall monitor and report to GM monthly the damage frequency by location. The [XXXXXXXXXXXXXXX]. Service Provider must remit payment within thirty (30) days after this assessment.

         E. Ship all vehicles in accordance with the latest revision of GM'S Vehicle Shipping Manual (as set forth and available on "gmsupplypower.com").

         F. If performance falls below the damage frequency target (as set forth in Section 4.00(D) hereof), Service Provider shall be given one week, following receipt of written notice from GM, to provide to GM a written corrective action plan per the PRR process. Service Provider shall have thirty (30) days, from the date on which GM, in writing, approves Service Provider's written corrective action plan to cure the noncompliance at the location subject to the corrective action plan. In the event Service Provider fails to timely submit a corrective action plan or if a corrective action plan is timely submitted, but Service Provider fails to timely cure the noncompliance, upon failure to timely submit the

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                  corrective action plan or expiration of thirty (30) day cure period, whichever is applicable, at GM's sole option, GM may resource its business at such location, in addition to exercising other remedies to which GM is entitled under this Agreement, by providing Service Provider with sixty (60) days prior written notice of GM's intent to resource.

         G. Contract with an inspection agency selected by GM for third party inspection. A third party inspection is required before and after all shuttle moves. Service Provider may negotiate with the other service providers (i.e., the serving railroad) for the cost of the third party inspection. This cost is typically allocated by volume between the individual service providers; provided, however, as between Service Provider and GM, Service Provider retains sole responsibility for the cost of such inspections irrespective of Service Provider's ability to allocate the inspection cost among other service providers. Service Provider is responsible to ensure adequate lighting exists for inspections.

         H. Assign a loading supervisor to cover all hours of loading operation. All loads are to be audited one hundred percent (100%).

         I. Submit an appraisal of equipment and maintenance plan, each in accordance with GM's Haul-Away Equipment Appearance Initiative.

         J. Provide twenty-four hour security for Service Provider's operations. Service Provider shall select, and GM shall approve, which approval shall not be unreasonably withheld, a security company, the cost will be borne by Service Provider. Security is required for all assembly center yard areas for which Service Provider is responsible.

         K.       Obtain GM's approval for all facility layout changes.

         L. Obtain ISO 9001:2000 certification for Service Provider, its agents and subcontractors.

         M. Obtain GM's approval for all second tier suppliers used for trip leasing.

         N. Perform routine maintenance, including, but not limited to, yard stripping, pavement sealing, etc., to the extent Service Provider is the rail loading and/or unloading contractor.

         5.       OPERATIONAL REQUIREMENTS.

                  During the Term, Service Provider shall perform Transportation Service in accordance with the operational requirements set forth in this Section 5.00.

         5.01 All vehicles must be dispatched within the target dispatch requirement for each demand area existing as of the Effective Date, or as mutually agreed by the parties. For each vehicle not meeting this requirement, GM may, in its sole discretion, assess Service Provider a [XXXXXXXXX]; provided, however, the maximum amount of penalties which may be assessed against Service Provider by GM under this Section 5.01 and under
                  Section 4.00(D) hereof, in the aggregate, shall be capped at [XXXXX] on an annual basis (with the first twelve (12) month period commencing on the Effective Date). Without waiving any other rights or remedies under this Agreement, GM agrees to waive all claims for penalties under this Section 5.01 and under Section 4.00(D) for periods prior to March 7, 2004. All accrued assessments resulting from noncompliance shall be billed on a monthly basis (VIN

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                  detail will be supplied at billing). If a force majeure event prevents delivery, Service Provider must invoke Section 19.00 of this Agreement. GM, in its sole discretion, may grant other exceptions for noncompliance if a timely request is submitted in writing to GM. GM agrees to use reasonable efforts to cooperate with Service Provider in order that Service Provider achieves the performance standards set forth in this Agreement, and to investigate the feasibility and potential benefits of adjusting demand area standards in order to improve order to delivery performance in a manner acceptable to GM and Service Provider.

         5.02 If Service Provider's performance at any location falls below [XXXXXXXXX] compliance with GM's weekly dispatch requirements, or any unit dwells longer than [XXXXXXXXX], Service Provider shall submit, within seven (7) days of GM's written notification to Service Provider identifying Service Provider's noncompliance, a written corrective action plan to GM (the format of said action plan will be provided by GM). Service Provider shall have thirty (30) days from the date on which GM, in writing, approves Service Provider's written corrective action plan to cure noncompliance at the location subject to the corrective action plan. In the event Service Provider fails to timely submit a written corrective action plan or if a corrective action plan is timely submitted, but Service Provider fails to timely cure the noncompliance, upon failure to timely submit the corrective action plan or expiration of the thirty (30) day cure period, whichever is applicable, at GM's sole option, GM may resource its business at such location, in addition to any other remedies to which GM may be entitled under this Agreement, by providing Service Provider with sixty (60) days' prior written notice of GM's intent to resource. Notwithstanding anything to contrary, Service Provider acknowledges and agrees that Service Provider shall be limited to one (1) cure period per location during each twelve (12) month period of this Agreement (with the first such twelve (12) month period commencing on the Effective Date) for a breach of either Section 5.01 or Section 4.00(D) of this Agreement, after which GM shall be free to resource its business at the location at which Service Provider's noncompliance occurs.

         5.03 Service Provider must appropriately fleet size its operations for both equipment and drivers based on a quarterly forecast provided by GM and a quarterly capacity review between Service Provider and the GM NAO Vehicle Logistics Operations Manager.

         5.04 Service Provider must implement a "24 hour, 7 days a week" delivery program to dealers participating in the "24 hour, 7 days a week" program.

         6.       PROPERTY DAMAGE AND LOSS.

                  Service Provider shall have exclusive care, custody and control of all goods hereunder, including motor vehicles and related components, from the time GM delivers to Service Provider until delivery to a consignee named by GM, in the case of truck haul-away, or until properly loaded and otherwise delivered to the rail carrier in the case of rail shipment. Service Provider assumes full responsibility for any and all loss or damage to GM's property while in Service Provider's care, custody or control, unless such loss or damage is caused by the acts or omissions of GM, its consignees, agents or employees, rail carriers, or by a force majeure event as defined in Section 19.00; provided, however, if insurance coverage is in place regarding a force majeure loss, Service Provider shall make and reasonably pursue a claim to the extent of such coverage and to the extent Service Provider

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                  receives insurance proceeds from a third party insurance
                  provider for loss or damage to GM's property caused by a force majeure event described in Section 19.00 hereof, then Service Provider shall turn over such proceeds to GM. Service Provider shall ensure that its affiliated and nonaffiliated subcontracted truck haul-away providers adhere to the applicable vehicle care and loss and damage requirements of this Agreement, including insurance and indemnification, and such affiliated and nonaffiliated subcontracted truck haul-away carriers or other subcontractors shall be responsible for administrating any loss or damage suffered with respect to GM property while in the care, custody or control of such haul-away carriers or other subcontractors. The value of said goods shall be based on the normal GM invoice price thereof plus freight charges, with the exception of certain major vehicle damage claims described in Section 6.01.

         6.01 Service Provider agrees to the following process for Major Vehicle Damage Claims.

                  (A) As to vehicles sustaining damage under Service Provider's custody or control, to the extent that such damage affects the merchantability, safety, durability or reliability of the vehicle, such claims shall be handled as major transportation damage claims.

                  (B) GM, in its sole discretion, shall determine whether a damaged vehicle is capable of restoration to a marketable condition, complying with all applicable government motor vehicle standards.

                  (C) If GM determines that a vehicle is not reparable, Service Provider shall immediately return the vehicle to GM. GM shall process a claim utilizing the vehicle's dealer net price, minus [XXXXXXXXX] as the salvage value, plus Destination Freight Charge.

                  (D) All major damage claims will be reviewed and either paid or rejected by Service Provider within thirty
                           (30) days of transmittal to Service Provider.

         6.02 Service Provider shall accept all claims, including Major Vehicle Damage Claims, for loss or damage submitted in writing or via electronic transmission for a period of nine (9) months following delivery as follows:

                  (A) Claims received at the GM Corporate Claim Center within nine (9) months after delivery of lost or damaged motor vehicles or related components shall be deemed accepted by Service Provider, including its subcontractors, provided any such claim is transmitted to Service Provider within nine (9) months after scheduled delivery.

                  (B) Claims filed against one Service Provider on a joint line, or joint line cross-border movement, shall be deemed a filing against all connecting Service Providers within the time limits in (A) above.

         6.03 Service Provider shall render payment, or provide written reasons for any nonpayment, of any claim within thirty (30) days of Service Provider's receipt of such claims in accordance with Section 6.02 herein.

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         7.       STANDARD INSURANCE REQUIREMENTS.

                  During the Term, Service Provider shall obtain and maintain, at its sole expense, the following types of insurance coverage, with minimum limits as set forth below, unless increased types and amounts are required due to the equipment of service requirements in specific Appendices and Service Provider shall ensure that all subcontractors, including owner operators and independent carriers in its employ, shall maintain the same coverage:

         A. Commercial General Liability, covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and liability assumed under an insured contract - $2,000,000 each occurrence.

         B. Commercial Automobile Liability, covering all owned, hired, and non-owned vehicles - $2,000,000 each occurrence, including all statutory coverage for all states of operation.

         C. Workers Compensation, in an amount not less than the statutory limits for all states of operation.

         D. Employers Liability, $500,000 each employee for bodily injury by accident and $500,000 each employee for bodily injury by disease.

         E. Cargo Insurance, including loading and unloading, with a limit equal at least to the value of the property shipped and in any event not less than $250,000 per occurrence.

         F. Any insurance coverage required by any government body for the types of Transportation Service specified in the Appendices.

         G. Any deductible or self-insured retention in excess of existing retention limits must be declared to and approved by GM.

         H. Service Provider shall provide GM with a certificate of insurance evidencing compliance with the insurance requirements set forth above. Each certificate shall name GM as (or provide that GM shall have the benefits of) an additional insured for liability and loss payee for damage to GM's vehicles or property, each arising from the operations of the Service Provider on all policies (except Cargo Insurance, Workers' Compensation and Employers Liability) and state that the above required coverage shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to GM. Each certificate shall provide that GM shall receive thirty (30) days' prior written notice from the insurer of any termination or reduction in the amount or scope of coverage.

         I. Each certificate shall be in a form acceptable to, and underwritten by, insurance company(ies) reasonably satisfactory to GM. The purchase of appropriate insurance coverage by Service Provider or the furnishing of certificate(s) of insurance shall not release Service Provider from its respective obligations or liabilities under this Agreement. These insurance requirements shall be applicable to subcontractors performing services as directed by Service Provider under this Agreement.

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         8.       RATES; BRIDGE PAYMENTS; REDUCTIONS; 2003 REBATE; CANADA.

         8.01 During the Term, GM shall pay Service Provider for Transportation Service performed in either the United States or Canada, pursuant to the rates (including the Administrative Processing Fee in existence on the Effective Date) that are in effect between the parties on the Effective Date, subject to the modifications as required by Section 8.02 and Section 8.03 hereof. For clarity, GM will not reimburse the Service Provider for overtime due to weekend activity, which weekend operations are scheduled at GM's discretion. Service Provider shall be solely responsible for payments to Service Provider's agents and subcontractors.

         8.02 During the Term, GM shall pay Service Provider a [XXXXXXXXX] for Transportation Service performed in the United States.

         8.03 During the Term, Service Provider and GM agree to the [XXXXXXXXX] for Transportation Service performed in the United States, as set forth in Exhibit 8.03 to this Agreement.

         8.04 On or before January 2, 2004, Service Provider shall [XXXXXXXXX]. On the Transfer Date (as defined in Section 13.01 hereof), Service Provider shall [XXXXXXXXX].

         8.05 The rates on Transportation Service performed from the points of origin set forth on the attached Exhibit 8.05 shall not be reduced and shall remain as currently in effect on the Effective Date.

         9.       OVERCHARGES AND UNDERCHARGES.

                  Service Provider shall file any overcharges or undercharge claims within one hundred and twenty (120) days from the time GM receives a valid and acceptable electronic delivery record. Service Provider's failure to timely file will waive any such claims by Service Provider, including its agents and subcontractors.

         10.      PAYMENT SUNSET.

                  Service Provider shall, within nine (9) months from date of delivery or date service was performed, manually or electronically transmit a delivery record to GM. Service Provider's failure to so transmit a delivery record will waive any future claims for payment by Service Provider, including its agents and subcontractors.

         11.      EFT; PAYMENT - ELECTRONIC DATA INTERCHANGE - (EDI).

         11.01 Service Provider and GM acknowledge that the existing EFT agreement shall continue in full force and effect during the Term. Service Provider agrees to hold GM harmless for uncollected funds not properly or timely transferred from bank or depository in accordance with EFT or Appendices.

         11.02 After GM receives a valid and acceptable electronic service record, GM will transmit to the Service Provider an EDI 820 Transaction Set (Advance Payment Notification). GM shall transfer funds electronically (pay) to the bank designated by the Service Provider in the

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                  applicable wire transfer agreement or Appendix on the
                  twenty-fifth (25th) (or following business day) of the following month from the date that service was performed. Balance Due payments will fall under the same rules as do original payments.

         12. NEW BUSINESS; FUEL SURCHARGE PROGRAM; DISCONTINUATION OF YARD MANAGEMENT.

         12.01 GM and Service Provider acknowledge and agree that GM has awarded to Service Provider the new business for Transportation Service set forth on Exhibit 12.01 attached hereto, which new business, subject to volume fluctuations, is projected to result in annual revenue of [XXXXXXXXX] (the "New Business Award"). GM and Service Provider further acknowledge and agree the above projection is only an estimate, and, as a result, the actual revenue will be based upon the sales of those vehicles subject to the Transportation Service set forth on Exhibit 12.01. GM and Service Provider acknowledge and agree (i) Service Provider shall begin providing the Transportation Service in respect of the New Business Award on or before March 7, 2004, and (ii) Service Provider will provide Transportation Service with respect to the New Business Award pursuant to the rates set forth on Exhibit
                  12.01 exclusively and without the rate reductions contemplated by Section 8.03 hereof, but otherwise subject to the terms of this Agreement and Exhibit 12.01.

         12.02 GM agrees that Service Provider will participate, on the same terms and conditions on which other haul-away service providers participate, in any fuel surcharge program or allowance provided by GM during the Term; provided, however, the maximum amount of such fuel allowance shall be capped at [XXXXXXXXX] on an annual basis (with the first such twelve
                  (12) month period commencing on the Effective Date).

         12.03 GM agrees to use best reasonable efforts to discontinue all services related to GM yard operations effective March 7, 2004, or as soon thereafter as GM contracts with an alternate service provider to provide such yard operations.

         13.      JANESVILLE PROPERTY; [XXX] SPECIALIZED EQUIPMENT.

         13.01 Service Provider shall transfer clear and marketable title to GM, free and clear of all liens, claims, encumbrances or security interests, but subject, however, to applicable building and zoning laws and existing utility easements, to the land, buildings, fixtures and personal property located at 544 Kellogg Avenue, Janesville, Wisconsin (the "Janesville Property") utilized to perform Transportation Service for GM. In consideration of such transfer, and immediately upon the Transfer Date (as defined below), GM agrees to pay to Service Provider the sum of [XXXXXXXXX]. Service Provider agrees to enter into GM's standard form lease agreement, a copy of which is attached to this Agreement as Exhibit 13.01, pursuant to which GM shall lease the Janesville Property to Service Provider at the rate of $1.00 per year for so long as Service Provider provides Transportation Service to GM at the Janesville Property. Service Provider and GM further agree to enter into customary documentation evidencing the sale and lease-back of the Janesville Property, all on terms satisfactory to each of GM and Allied, by January 31, 2004, or as soon as reasonably practicable thereafter (the "Transfer Date").

         13.02 Upon GM's request, following a termination or expiration of Service Provider's provision of Transportation Service at the [XXXXXXXXX] location with respect to the [XXXXXXXXX], Service Provider agrees to cooperate in good faith to enable GM, at its

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                  election, to either purchase the equipment Service Provider utilizes to transport the [XXXXXXXXX] product at [XXXXXXXXX] or assign all of Service Provider's rights under the Master Lease (as defined below) to GM. GM acknowledges and agrees that the [XXXXXXXXX] is subject to that certain Master Lease Agreement dated September 19, 2003 with Merrill Lynch Capital, including Schedule No. 001 and Schedule No. 002 attached thereto (collectively, the "Master Lease"), and GM's purchase, if any, of the [XXXXXXXXX] pursuant to this Section 13.02 shall be subject to and in accordance with the Master Lease.

         14.      FINANCIAL REPORTING; REFINANCE PLAN; ACCESS.

         14.01 Service Provider shall provide to GM the same monthly financial reporting package Service Provider provides to Service Provider's senior secured debt holders, excluding any information Service Provider reasonably determines as confidential, including information relating to Service Provider's customers, other than GM. Service Provider shall provide to GM such monthly financial reporting package simultaneously with providing same to Service Provider's senior secured debt holders.

         14.02 Service Provider shall present, within eighteen (18) months from March 7, 2004, a refinancing plan (the "Refinancing Plan") demonstrating to GM's satisfaction Service Provider's long-term viability beyond the expiry of Service Provider's senior secured credit facilities in September, 2007. The Refinancing Plan shall indicate that the consolidated EBITDA interest coverage shall exceed [XXXX] and the Total Debt to EBITDA ratio shall not exceed [XXXX]. Each ratio shall be calculated in accordance with Standard and Poor's. The Refinancing Plan shall indicate the effective date by which the refinancing will be implemented, and that such date shall be no less than one hundred twenty (120) days before the expiry of the senior credit facilities. Service Provider's failure to deliver a Refinancing Plan in accordance with this
                  Section 14.02 shall not constitute a breach of this Agreement.

         14.03 Service Provider shall grant to GM and its designees (including, but not limited to, BBK, Ltd.) access to Service Provider's books, records, officers, employees and business operations, upon reasonable request and prior notice, to monitor Service Provider's compliance with and performance under this Agreement. Service Provider agrees to use reasonable best efforts to fully cooperate with the agents, representatives, consultants, officers and employees of GM and its designees to effectuate this right of access.

         15.      NOTICES.

                  All notices under the terms of this Agreement shall be in writing, signed by or on behalf of the party giving such notice, and sent by certified mail, or via facsimile and first class mail, to the following addresses:

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                  If to GM:                  General Motors Corporation
                                             30009 Van Dyke Road
                                             Mail Code: 480-206-315
                                             Warren, Michigan 48090
                                             Attn: Jeff Bullard
                                             Director, Vehicle Logistics
                                             Facsimile: (586) 575-0272

                  With a copy to:            Honigman Miller Schwartz and Cohn
                                              LLP
                                             2290 First National Building
                                             660 Woodward Avenue
                                             Detroit, Michigan  48226
                                             Attn: Robert B. Weiss, Esq.
                                             Facsimile: (313) 465-7597

                  If to Service Provider:    Allied Automotive Group, Inc.
                                             160 Clairemont Avenue, Suite 200
                                             Decatur, Georgia  30030
                                             Attn: Thomas M. Duffy
                                             Senior Vice President, General
                                              Counsel
                                             Facsimile: (404) 370-4206

                  With a copy to:            Troutman Sanders LLP
                                             Bank of America Plaza
                                             600 Peachtree Street, N.E. - Suite
                                              5200
                                             Atlanta, Georgia  30308-2216
                                             Attn: Robert W. Grout, Esq.
                                             Facsimile:  (404) 885-3900

         16.      TERM; REMEDIES; COOPERATION IN RESOURCING.

         16.01 Unless otherwise terminated in accordance with the provisions of this Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and continue until March 7, 2006. If, during the Term, Service Provider has (i) complied in all material respects, as determined by GM in its sole discretion, with all of the terms and conditions of this Agreement, including the Quality Service Requirements set forth in Section 4.00 and the Operational Requirements set forth in Section 5.00 above; and (ii) complied with Section
                  14.02 of this Agreement, then, upon satisfaction of each of the foregoing conditions, the Term, upon the mutual written agreement of GM and Service Provider, shall be extended for an additional one (1) year.

         16.02 Upon any breach of this Agreement by Service Provider with respect to the Quality Service Requirements set forth in
                  Section 4.00 or the Operational Requirements set forth in
                  Section 5.00, GM's remedy with respect thereto shall be as set forth in Section 4.00 hereof with respect to breaches of the Quality Service Requirements and as set forth in Section 5.00 hereof with respect to breaches of Operational Requirements. Without limiting the foregoing, upon written notice from GM, GM shall have the right to terminate this Agreement in the event Service Provider's action or inaction, as the case may be, results in a substantial discontinuation of Transportation Service that threatens operations at any one

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                  or more of GM's assembly plants or vehicle distribution
                  centers; provided, however, GM's written notice terminating the Agreement shall be effective only if given during the occurrence of such substantial discontinuation of Transportation Service.

         16.03 Upon any breach of this Agreement by Service Provider, excluding breaches of the Quality Service Requirements and the Operational Requirements, the consequences of which are addressed in Section 16.02 of this Agreement, GM shall provide written notice to Service Provider identifying the breach. Service Provider shall have sixty (60) days following the receipt of such written notice from GM to cure such breach. In the event Service Provider fails to cure such breach to the satisfaction of GM during such sixty (60) day period, GM shall have all rights and remedies available to GM under applicable law, including the right to terminate this Agreement and immediately, without further notice to Service Provider, which right is expressly waived, commence resourcing all or any portion of the Transportation Service; provided, however GM will not have the right to terminate this Agreement and commence resourcing all or any portion of the Transportation Service unless Service Provider's breach is material.

         16.04 In addition to any right GM may have to terminate this Agreement, GM may terminate this Agreement if: (a) Service Provider becomes insolvent; (b) Service Provider files a voluntary bankruptcy petition; (c); a receiver or trustee is appointed over Service Provider's assets; or (d) Service Provider executes an assignment for the benefit of Service Provider's creditors.

         16.05 Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate if ten percent (10%) or more of the voting shares of Service Provider become owned or controlled, directly or indirectly, by a competitor of GM, or entity in which competitor owns fifty percent (50%) or more or otherwise controls such entity, in the business of manufacturing motor vehicles.

         16.06 In the event a competitor of GM in the business of manufacturing motor vehicles acquires any interest in Service Provider (directly or indirectly), Service Provider shall provide GM with reasonable assurances that Service Provider will utilize its commercially reasonable efforts to preserve the confidentiality of all information related to Transportation Service performed by Service Provider for GM.

         16.07 Upon the expiration or termination of the Term, Service Provider agrees to cooperate with GM in resourcing the Transportation Service from Service Provider.

         17.      INDEMNIFICATION.

                  Except for the penalties in Sections 4.00(D) and 5.01, and the damage claims in Section 6.00 for which Service Provider is responsible in accordance with those respective sections, Service Provider shall indemnify, defend and hold GM (including its officers, directors, employees, subcontractors and agents) harmless from and against any and all liabilities, damages, fines, penalties, costs, claims, demands and expenses (including costs of defense, settlement, and reasonable attorney's fees) of whatever type or nature, including damage or destruction of any property, or injury (including death) to any person, arising out of (a) any act or omission by Service Provider or Service Provider Employees, (b) any claims or actions by Service Provider Employees, or (c) the failure of Service Provider or

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                  Service Provider Employees to comply with this Agreement, the
                  Appendices hereto, or any applicable federal, provincial, and/or local law, statute, regulation, rule, ordinance, or government directive which may directly or indirectly regulate or affect the obligations of Service Provider hereunder; provided, however, the foregoing agreement to indemnify and hold GM harmless shall not be applicable to the extent that such liabilities, damages, fines, penalties, costs, claims, demands or expenses are attributable to the negligence or willful misconduct of GM, its officers, directors, employees, subcontractors or agents.

         18.      COMPLIANCE WITH LAWS.

                  Service Provider agrees to comply with all applicable provisions of federal, provincial, state and/or local law or ordinance and all lawful orders, rules and regulations issued thereunder.

         19.      FORCE MAJEURE.

                  Except as otherwise provided in this Agreement, Service Provider's obligation to furnish the Transportation Service shall be temporarily suspended during any period(s) in which Service Provider is unable to comply with the requirements of this Agreement, as a result of an event or occurrence beyond the reasonable control of Service Provider and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, or court injunction or order; provided, however written notice of such delay (including the anticipated duration of the delay) shall be given by Service Provider to GM as soon as Service Provider knows or reasonably anticipates the possibility of the force majeure condition. If requested by GM, Service Provider shall, within ten (10) days, provide adequate assurances that the delay shall not exceed thirty (30) days. If the term of the delay exceeds thirty (30) days, or Service Provider does not provide adequate assurance that the delay will cease within thirty (30) days, GM may, in its sole discretion, terminate this Agreement. The suspension of any obligations owing to force majeure shall neither cause the Term of this Agreement to be extended nor affect any rights accrued under this Agreement prior to the force majeure condition.

         20.      SYSTEM REQUIREMENTS.

                  All Events (as defined below) must be reported into VTIMS (General Motors Vehicle Transportation Information Management System) and/or to GM's designated supply chain management contractor or the supply chain management's contractor's chosen data service provider. Events include, but are not necessarily limited to, receipt, dispatch, delivery, and start of storage. Payment for each service is based on event reporting. VTIMS reporting must be completed the day the event occurs or as signified below. In being given access to VTIMS reporting as required, the Service Provider recognizes that unauthorized use of or contribution to the unauthorized use of computer facilities and/or GM data constitutes a violation of this Agreement. Service Provider recognizes its responsibility to maintain the confidentiality of GM information to which Service Provider has access during the Term of this Agreement, and failure to comply with these responsibilities is considered a material breach of this Agreement. Service Provider systems must possess the following electronic capabilities:

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

                  (a)      Receive advance shipping notices (ASN's).

                  (b) Record receipt of vehicle and bay locations and communicate event (EV4B) to VTIMS.

                  (c) Confirm routing based on response from VTIMS to reported EV4B.

                  (d) Build loads to conform to operational and quality guidelines.

                  (e) Transmit receipt (EV4B) and dispatch (EV42) within one hour of actual event.

                  (f) Deliveries should be reported within four hours of actual event.

                  (g)      Other reporting as required:

                           1.       Vehicle on hold (EV4D)

                           2.       Return to plant (EV4P)

                           3.       Downloading and responding to
                                    re-consignments in VTIMS

                           4.       Inspection transmissions and DECS (claims)

                  (h) Reporting will be in LU6.2. a system to system protocol.

                  (i) Limited transactions and EDI are to be communicated via batch EDS ELITE.

                  (j) Service Provider shall provide data transmissions to GM and GM's designated supply chain management contractor, or the supply chain management's contractor's chosen data service provider at no additional cost.

                  (k) Service Provider shall request VTIMS Online access for select employees to facilitate reporting error corrections. The Service Provider shall also request deletion of employee access upon reassignment or termination such that their access to VTIMS is no longer required.

         21.      MISCELLANEOUS.

         21.01 Amendments. No amendment to this Agreement shall be binding upon either Service Provider or GM, unless such amendment is in writing and it is signed by a duly authorized representative of each of Service Provider and GM.

         21.02 Assignments. GM, in its sole discretion, reserves the right to assign or delegate its obligations under this Agreement to Vector SCM, LLC in accord with GM's realignment of its global logistics management; provided, no such assignment or delegation shall operate as a release of GM with respect to its payment and other obligations hereunder. GM shall provide written notification to the Service Provider of its intent to do so. Otherwise, this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but no rights, interests, or obligations of either party herein may be assigned without the prior written consent of GM. For purposes of this Section 21.02, a merger of Service Provider with an affiliated entity or a sale of less than ten (10%) of Service Provider's voting shares shall not constitute an assignment.

         21.03 Severability. If any provision of this Agreement, or any portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion, thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

         21.04 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflicts of law rules. Each party consents, for purposes of enforcing this Agreement, to non-exclusive personal jurisdiction, service of

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

                  process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter.

         21.05 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. All signatures of any party may be transmitted by facsimile, and a facsimile will for all purposes be deemed to be the original signature of the person whose signature it reproduces and will be binding upon that person and on the party on whose behalf that person signed.

         21.06 Waiver. Any extension or waiver will be valid only if set forth in a written instrument signed by the party sought to be bound. No failure or delay on the part of any party in the exercise of any right or remedy under this Agreement will impair that right or remedy or be construed to be a waiver of, or acquiescence in, any inaccuracy or breach of any representation, warranty or agreement in this Agreement, nor will any single or partial exercise of any right or remedy preclude other or further exercise of that right or remedy, or of any other right or remedy.

         21.07 Modifications. If, during the Term of this Agreement, either party requires any material modifications to the terms of this Agreement, although neither party is under an obligation to agree to any such modifications, should a party agree to modifications, the party requesting such modifications shall be responsible for any fees, including, but not limited to, attorneys' and professional fees relating to such modification.

         21.08 Time of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH OF ITS PROVISIONS.

         21.09 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         21.10 Incorporation of Appendices and Exhibits. The Appendices and Exhibits identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

         21.11 Non-Waiver - Applicable Law. Notwithstanding anything herein to the contrary, it is not the intent of the parties to waive any rights each party has under applicable law in connection with this Agreement, which rights are hereby expressly reserved.

         21.12 Confidentiality. Except as otherwise provided in Section 21.12 hereof, GM and Service Provider acknowledge and agree that the terms of this Agreement are and shall remain confidential.

         21.13 Public Announcements. Subject to a party's legal obligation to disclose the existence of this Agreement and/or the terms hereof, neither party shall make any public disclosure regarding this Agreement or its terms without the prior written consent of the other party, and any such public disclosure shall be mutually agreed upon by both parties to this Agreement.

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

         21.14 Consultation with Counsel. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING THIS AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

         22.      ENTIRE AGREEMENT.

                  This Agreement, together with any Appendices and Exhibits attached hereto or to be attached hereto, constitute the entire agreement and understanding between the parties concerning the Transportation Service, and cancels and supersedes any and all prior agreements and discussions between the parties prior to the Effective Date.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ALLIED AUTOMOTIVE GROUP, INC.                 GENERAL MOTORS CORPORATION

By: ________________________________          By: ______________________________

Title: ______________________________         Title: Director, Vehicle Logistics

Date: January 2, 2004                         Date: January 2, 2004

------------------

[XXXXX] Represents material deleted per the Company's request for Confidential Treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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